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                                                                    EXHIBIT 23.2


                     CONSENT OF SR. JUDITH ANN KARAM, CSA

     The undersigned hereby consents to the inclusion of her name in the Annual Report to Stockholders and definitive Proxy Statement as a person nominated to become a director of Columbia/HCA Healthcare Corporation upon election by the stockholders at the 1996 Annual Meeting of Stockholders.


                                      /s/  Sr. Judith Ann Karam, CSA
                                      ------------------------------------------
                                      Sr. Judith Ann Karam, CSA

March 29, 1996